EX-35.9


(logo) WELLS FARGO

Corporate Trust Services

MAC R1204-010
9062 Old Annapolis Road
Columbia, MD 21045

Tel: 410 884 2000
Fax: 410 715 2380


Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York 10005


RE: Annual Statement of Compliance for COMM 2013-LC6 Commercial Mortgage
    Pass-Through Certificates, Series 2013-LC6

Per the Pooling and Servicing Agreement dated as of January 1, 2013 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2013 (the "Reporting Period"):

(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b) To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.


March 7, 2014


/s/ Brian Smith
BRIAN SMITH
Vice President


Wells Fargo Bank, N.A.